EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-40328, No. 333-64106, No. 333-85204, No. 333-104462, No. 333-114845, No. 333-123858, No. 333-133229, No. 333-141463, No. 333-161636, No. 333-166102, No. 333-173273, No. 333-187361 and No. 333-194822 on Form S-8 of our reports dated January 26, 2016, relating to the consolidated financial statements of Quiksilver, Inc. (which report expresses an unqualified opinion and includes 1) an emphasis of a matter paragraph relating to the Company’s filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) as the consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings and 2) an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern as a result of the events leading up to the filing for reorganization under Chapter 11), and the effectiveness of Quiksilver, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Quiksilver Inc. for the year ended October 31, 2015.

/s/ Deloitte & Touche LLP
Costa Mesa, California
January 26, 2016